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                                                      Filed Pursuant to
                                                         Rule 424(b)(3)
                                                      File No. 33-58989


                           PRICING SUPPLEMENT NO. 41 DATED
                           January 22, 1997 TO PROSPECTUS
                         DATED June 15, 1995 AND PROSPECTUS
                           SUPPLEMENT DATED June 15, 1995

                        McDONNELL DOUGLAS FINANCE CORPORATION

                             Series X Medium-Term Notes
                     Due Nine Months or More From Date of Issue

Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated June 15, 1995, as amended and supplemented by the Prospectus Supplement dated June 15, 1995 (the "Prospectus").

Aggregate Principal
  Amount:                  $20,000,000

Issue Price:               99.694%

Original Issue Date
 (Settlement Date):        January 27, 1997

Stated Maturity Date:      February 1, 2012

Interest Rate:             7.30%

Interest Payment Dates:    March 15 and September 15 commencing March 15, 1997

Type of Notes Issued:      [X] Senior Notes        [X] Fixed Rate Notes
                           [ ] Subordinated Notes  [ ] Floating Rate Notes

Optional Redemption:       [ ] Yes
                           [X] No

Form of Notes Issued:      [X] Book-Entry Notes
                           [ ] Certificated Notes

CUSIP Number:              58017DFA3

                               PURCHASE AS PRINCIPAL

    This Pricing Supplement relates to $20,000,000 aggregate principal amount of Notes that are being purchased, as principal, by PaineWebber Incorporated ("PWI") for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by PWI. Net proceeds payable by PWI to McDonnell Douglas Finance Corporation (the "Company") will be 99.244% of the aggregate principal amount of the Notes (being the Issue Price of 99.694% less the underwriting discount of .45%), or

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$19,848,800 before deduction of expenses payable by the Company. In connection with the sale of the Notes, PWI may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .45% or $90,000.

                                 RECENT DEVELOPMENTS

    On December 15, 1996, The Boeing Company and McDonnell Douglas Corporation jointly announced that the companies have signed a definitive agreement whereby McDonnell Douglas will merge with Boeing in a stock-for-stock transaction. The transaction is subject to approval by the shareholders of both companies and certain regulatory agencies.

    On January 15, 1997, the Company's Pricing Committee authorized the issuance and sale from time to time of up to an additional $250,000,000 aggregate initial offering price of the Company's Series X Medium-Term Notes Due Nine Months or More From Date of Issue, increasing the overall size of the Company's Series X Medium-Term Note program from $500,000,000 to $750,000,000.